Exhibit 99.1

PRESS RELEASE

WELLPOINT REPORTS THIRD QUARTER 2011 RESULTS

•	Net income was $1.90 per share, including net investment gains of $0.13 per share

•	Medical enrollment increased by 169,000 in the quarter to approximately 34.4 million members as of September 30, 2011

•	Selling, general and administrative expense ratio declined by 40 basis points from the prior year quarter to 14.0 percent

•	Full year 2011 net income now expected to be in the range of $7.18 to $7.28 per share, including net investment gains of $0.28 per share

•	Board of Directors declares fourth quarter 2011 dividend of $0.25 per share

Indianapolis, Ind. – Oct. 26, 2011 – WellPoint, Inc. (NYSE: WLP) today announced that third quarter 2011 net income was $683.2 million, or $1.90 per share, including net investment gains of $46.8 million after-tax, or $0.13 per share. Net income in the third quarter of 2010 was $739.1 million, or $1.84 per share, including net investment gains of $37.9 million after-tax, or approximately $0.10 per share.

Excluding the net investment gains in each period, adjusted net income was $1.77 per share in the third quarter of 2011, an increase of 1.7 percent compared with adjusted net income of $1.74 per share in the prior-year quarter (refer to page 14 for a reconciliation to the most directly comparable measure calculated in accordance with U.S. generally accepted accounting principles, or “GAAP”).

“We added 169,000 medical members during the third quarter and have now grown by more than one million members on a year-to-date basis, while reducing selling, general and administrative expenses by $185 million, or nearly 3 percent. Our ability to add new customers while controlling costs demonstrates our execution and emphasis on creating a more affordable operating model for our customers,” said Angela F. Braly, chair, president and chief executive officer. “We are also investing strategically in innovative services and capabilities designed to enhance future growth and improve health care costs and quality for our members. We expect that our focus on creating the best health care value in the industry will continue to drive success in 2012 and beyond.”

“Our higher than anticipated third quarter membership and earnings results were supported by a slight increase in days in claims payable and adjusted operating cash flow of 1.2 times our net income. Based on these results, we are raising our full year 2011 adjusted earnings per share guidance, and we anticipate that we can grow from this increased base in 2012,” said Wayne S. DeVeydt, executive vice president and chief financial officer. “Also during the third quarter, we acquired CareMore Health Group and continued to execute on our share repurchase and dividend programs.”

CONSOLIDATED HIGHLIGHTS

Membership: Medical enrollment totaled approximately 34.4 million members at September 30, 2011, an increase of 882,000 members, or 2.6 percent, from 33.5 million at September 30, 2010. The increase was driven by growth of 522,000 members, or 4.4 percent, in the National business. Enrollment in the Senior business increased by 186,000 members, or 14.8 percent, including 57,000 members from the acquisition of CareMore Health Group (“CareMore”) in the third quarter of 2011. The Company also grew organically in its Local Group, State Sponsored and Federal Employee Program (“FEP”) businesses by 125,000, 97,000 and 64,000 members, respectively, while Individual membership declined by 112,000.

As of September 30, 2011, approximately 60 percent of the Company’s medical enrollment was self-funded and 40 percent was fully insured, compared with 59 percent and 41 percent, respectively, as of September 30, 2010.

On a sequential basis, medical enrollment increased by 169,000 members in the third quarter of 2011. This was driven by growth of 99,000 members in the Local Group business and an increase of 89,000 members in Senior, including the 57,000 members from the CareMore acquisition. These increases were partially offset by modest in-group attrition in the National business.

Operating Revenue: Operating revenue totaled approximately $15.2 billion in the third quarter of 2011, an increase of $846.6 million, or 5.9 percent, from $14.3 billion in the third quarter of 2010. This increase was driven by premium increases designed to cover overall cost trends and membership growth in the Senior and FEP businesses, partially offset by a decline in fully insured Commercial membership.

Benefit Expense Ratio: The benefit expense ratio was 85.1 percent in the third quarter of 2011, an increase of 130 basis points from 83.8 percent in the third quarter of 2010. This was driven by changes in prior period reserve development, as the Company recognized an estimated $110 million of higher than anticipated favorable prior year reserve development during the third quarter of 2010. The benefit expense ratio also increased due to business mix changes, including growth in Senior membership, and adverse selection in certain Medicare Advantage products.

Medical Cost Trends: Trends represent Local Group fully insured business.

For the full year of 2011, the Company now expects that underlying medical cost trend will be in the range of 7.0 percent, plus or minus 50 basis points. Unit cost increases, including an increase in the acuity of services, continue to be the primary driver of overall medical cost trend.

Days in Claims Payable: Days in Claims Payable (“DCP”) as of September 30, 2011, was 41.6 days, an increase of 0.8 days from 40.8 days at June 30, 2011. The increase was almost entirely related to the CareMore acquisition, which closed on August 22, 2011. The Company recognized only 39 days of benefit expense for CareMore, while medical claims reserves established at September 30, 2011, fully reflected the CareMore membership. Excluding the impact of CareMore, DCP was 41.0 days at September 30, 2011, an increase of 0.2 days from June 30, 2011.

SG&A Expense Ratio: The SG&A expense ratio was 14.0 percent in the third quarter of 2011, a decrease of 40 basis points from 14.4 percent in the third quarter of 2010. This reflected operating revenue growth of 5.9 percent, partially offset by an increase of $56.4 million, or 2.7 percent in SG&A expense. The increase in SG&A expense was driven primarily by expenses designed to enhance the Company’s low cost operating model and the acquisition of CareMore.

Operating Cash Flow: Operating cash flow in the third quarter of 2011 was $1.4 billion, or 2.1 times net income, and included receipt of the October 2011 monthly payment from the Centers for Medicare & Medicaid Services (“CMS”), which totaled $596.5 million. Excluding this payment, adjusted operating cash flow was $833.3 million, or 1.2 times net income, in the third quarter of 2011, and $2.7 billion, or 1.2 times net income, for the nine months ended September 30, 2011.

For the nine months ended September 30, 2010, operating cash flow totaled $829.7 million and included $1.2 billion of tax payments related to the 2009 sale of the NextRx pharmacy benefit management subsidiaries. Excluding the NextRx tax payments, adjusted operating cash flow was $2.0 billion for year-to-date period of 2010 (refer to page 15 for a reconciliation to the most directly comparable measure calculated in accordance with GAAP).

Share Repurchase Program: During the third quarter of 2011, the Company repurchased 13.4 million shares of its common stock for $897.9 million. For the first nine months of 2011, the Company repurchased 34.2 million shares of common stock, or 9.0 percent of the shares outstanding at December 31, 2010, for approximately $2.4 billion. As of September 30, 2011, the Company’s remaining Board-approved share repurchase authorization totaled approximately $5.0 billion.

Cash Dividend: During the third quarter of 2011, the Company paid a quarterly dividend of $0.25 per share, representing a distribution of cash totaling $88.2 million. On October 25, 2011, the Company’s Board of Directors declared a quarterly dividend to shareholders for the fourth quarter of 2011 of $0.25 per share. The fourth quarter dividend is payable on December 23, 2011, to shareholders of record at the close of business on December 9, 2011.

Investment Portfolio & Capital Position: During the third quarter of 2011, the Company recorded net investment gains of $72.0 million pre-tax, consisting of net realized gains from the sale of securities totaling $94.9 million, partially offset by other than temporary impairments totaling $22.9 million. In the third quarter of 2010, the Company recorded net investment gains of $58.4 million pre-tax, consisting of net realized gains from the sale of securities totaling $61.6 million, partially offset by other-than-temporary impairments totaling $3.2 million.

As of September 30, 2011, the Company’s net unrealized gain position in the investment portfolio was $748.9 million, consisting of net unrealized gains on fixed maturity and equity securities totaling $573.5 million and $175.4 million, respectively. As of September 30, 2011, cash and investments at the parent company totaled approximately $2.4 billion.

REPORTABLE SEGMENTS

WellPoint, Inc. has the following reportable segments: Commercial Business, which includes the Local Group, National, UniCare and Specialty Products lines of business; Consumer Business, which includes the Individual, Senior and State Sponsored lines of business; and Other, which includes Comprehensive Health Solutions, FEP business, National Government Services, inter-segment sales and expense eliminations, and corporate expenses not allocated to the other reportable segments.

Operating revenue and operating gain are the key measures used by management to evaluate performance in each segment.

WellPoint, Inc.
Reportable Segment Highlights
(Unaudited)

	Three Months Ended September 30				Nine Months Ended September 30

(In millions)	2011	2010	Change		2011	2010	Change

Operating Revenue
Commercial Business	$8,657.9	$8,486.2	2.0%		$25,868.8	$26,027.4	(0.6%)
Consumer Business	4,576.4	4,039.1	13.3%		13,164.2	12,044.2	9.3%
Other	1,920.8	1,783.2	7.7%		5,656.7	5,278.6	7.2%

Total Operating Revenue	15,155.1	14,308.5	5.9%		44,689.7	43,350.2	3.1%

Operating Gain
Commercial Business	$711.5	$760.9	(6.5%)		$2,583.8	$2,485.0	4.0%
Consumer Business	245.2	261.7	(6.3%)		627.7	888.6	(29.4%)
Other	15.9	17.1	(7.0%)		58.1	10.8	438.0%

Total Operating Gain	972.6	1,039.7	(6.5%)		3,269.6	3,384.4	(3.4%)

Operating Margin
Commercial Business	8.2%	9.0%	(80	) bp	10.0%	9.5%	50 bp
Consumer Business	5.4%	6.5%	(110	) bp	4.8%	7.4%	(260	) bp
Total Operating Margin	6.4%	7.3%	(90	) bp	7.3%	7.8%	(50	) bp

Commercial Business: Operating gain for the Commercial Business segment was $711.5 million in the third quarter of 2011, a decrease of $49.4 million, or 6.5 percent, from $760.9 million in the third quarter of 2010. The decline in operating gain was driven by lower prior period reserve development in the third quarter of 2011, which offset the impact of lower than anticipated underlying medical cost trend. An estimated $75 million of higher than anticipated favorable prior year reserve development was recognized in the Commercial segment during the third quarter of 2010.

Consumer Business: Operating gain for the Consumer Business segment was $245.2 million in the third quarter of 2011, a decline of $16.5 million, or 6.3 percent, compared with $261.7 million in the prior year quarter. The decline was driven by changes in prior period reserve development and higher medical costs in the Senior business. An estimated $35 million of higher than anticipated favorable prior year reserve development was recognized in the Consumer segment during the third quarter of 2010. These declines in operating gain were substantially offset by improved results in the California Individual business and higher risk score revenue for Senior business during the third quarter of 2011.

OUTLOOK

Full Year 2011:

•	Net income is now expected to be in the range of $7.18 to $7.28 per share, including net investment gains of $0.28 per share recorded during the nine months ended September 30, 2011.

•	Year-end medical enrollment is now expected to be approximately 34.2 million members.

•	Operating revenue is now expected to total approximately $60.1 billion.

•	The benefit expense ratio is now expected to be in the range of 85.0 to 85.2 percent.

•	The SG&A expense ratio is now expected to be approximately 14.1 percent, including an estimated $50 million of fourth quarter 2011 restructuring costs.

•	Operating cash flow is now expected to be at least $2.9 billion.

Basis of Presentation

1.	Operating gain is defined as operating revenue less benefit expense, selling expense and general and administrative expense. Operating gain is used to analyze profit or loss on a segment basis. Consolidated operating gain is a non-GAAP measure.

2.	Operating margin is defined as operating gain divided by operating revenue. Consolidated operating margin is a non-GAAP measure.

3.	Certain prior period amounts have been reclassified to conform to the current period presentation (see pages 16 and 17).

Conference Call and Webcast

Management will host a conference call and webcast today at 8:30 a.m. Eastern Daylight Time (“EDT”) to discuss its third quarter earnings results and updated outlook. The conference call should be accessed at least 15 minutes prior to the start of the call with the following numbers:

888-423-3268 (Domestic)	800-475-6701 (Domestic Replay)
651-291-5254 (International)	320-365-3844 (International Replay)

An access code is not required for today’s conference call. The access code for the replay is 186084. The replay will be available from 11 a.m. EDT today until the end of the day on November 9, 2011. The call will also be available through a live webcast at www.wellpoint.com. A webcast replay will be available following the call.

Contacts:

Investor Relations	Media
Michael Kleinman, 317-488-6713	Kristin Binns, 917-697-7802

About WellPoint, Inc.

WellPoint works to simplify the connection between Health, Care and Value. We help to improve the health of our members and our communities, and provide greater value to our customers and shareholders. WellPoint is one of the nation’s largest health benefits companies, with 34 million members in its affiliated health plans, and a total of more than 66 million individuals served through its subsidiaries. As an independent licensee of the Blue Cross and Blue Shield Association, WellPoint serves members as the Blue Cross licensee for California; the Blue Cross and Blue Shield licensee for Colorado, Connecticut, Georgia, Indiana, Kentucky, Maine, Missouri (excluding 30 counties in the Kansas City area), Nevada, New Hampshire, New York (as the Blue Cross Blue Shield licensee in 10 New York City metropolitan and surrounding counties and as the Blue Cross or Blue Cross Blue Shield licensee in selected upstate counties only), Ohio, Virginia (excluding the Northern Virginia suburbs of Washington, D.C.), and Wisconsin. In a majority of these service areas, WellPoint’s plans do business as Anthem Blue Cross, Anthem Blue Cross and Blue Shield, Blue Cross and Blue Shield of Georgia, Empire Blue Cross Blue Shield, or Empire Blue Cross (in the New York service areas). WellPoint also serves customers throughout the country as UniCare. Additional information about WellPoint is available at www.wellpoint.com.

WellPoint, Inc.

Membership Summary

(Unaudited and in Thousands)

				Change from
	September 30, 2011	December 31, 2010	September 30, 2010	December 31, 2010	September 30, 2010
Medical Membership

Customer Type
Local Group	15,296	15,216	15,171	0.5%	0.8%

National Accounts	7,435	7,029	7,091	5.8%	4.9%
BlueCard	4,961	4,711	4,783	5.3%	3.7%

Total National	12,396	11,740	11,874	5.6%	4.4%

Individual	1,855	1,905	1,967	(2.6%)	(5.7%)
Senior	1,442	1,259	1,256	14.5%	14.8%
State Sponsored	1,849	1,756	1,752	5.3%	5.5%
FEP	1,517	1,447	1,453	4.8%	4.4%

Total Medical Membership	34,355	33,323	33,473	3.1%	2.6%

Funding Arrangement
Self-Funded	20,570	19,590	19,650	5.0%	4.7%
Fully-Insured	13,785	13,733	13,823	0.4%	(0.3%)

Total Medical Membership	34,355	33,323	33,473	3.1%	2.6%

Reportable Segment
Commercial	27,692	26,959	27,050	2.7%	2.4%
Consumer	5,146	4,917	4,970	4.7%	3.5%
Other	1,517	1,447	1,453	4.8%	4.4%

Total Medical Membership	34,355	33,323	33,473	3.1%	2.6%

Other Membership

Behavioral Health Membership	25,203	23,963	23,776	5.2%	6.0%
Life and Disability Membership	5,014	5,201	5,152	(3.6%)	(2.7%)
Dental Membership	4,079	4,007	4,028	1.8%	1.3%
Managed Dental Membership	4,318	4,272	4,280	1.1%	0.9%
Vision Membership	3,765	3,508	3,475	7.3%	8.3%
Medicare Part D Membership	1,232	1,248	1,234	(1.3%)	(0.2%)

WellPoint, Inc.

Consolidated Statements of Income

(Unaudited)

	Three Months Ended September 30
(In millions, except per share data)	2011	2010	Change

Revenues
Premiums	$14,181.6	$13,366.7	6.1%
Administrative fees	963.1	937.2	2.8%
Other revenue	10.4	4.6	126.1%

Total operating revenue	15,155.1	14,308.5	5.9%

Net investment income	170.9	205.4	(16.8%)
Net realized gains on investments	94.9	61.6	54.1%

Other-than-temporary impairment losses on investments:
Total other-than-temporary impairment losses on investments	(28.8)	(10.4)	(176.9%)
Portion of other-than-temporary impairment losses recognized in other comprehensive income	5.9	7.2	(18.1%)

Net other-than-temporary impairment losses recognized in income	(22.9)	(3.2)	(615.6%)

Total revenues	15,398.0	14,572.3	5.7%

Expenses
Benefit expense	12,062.9	11,205.6	7.7%
Selling, general and administrative expense
Selling expense	403.0	400.7	0.6%
General and administrative expense	1,716.6	1,662.5	3.3%

Total selling, general and administrative expense	2,119.6	2,063.2	2.7%
Interest expense	108.2	106.3	1.8%
Amortization of other intangible assets	62.1	60.4	2.8%

Total expenses	14,352.8	13,435.5	6.8%

Income before income taxes	1,045.2	1,136.8	(8.1%)

Income tax expense	362.0	397.7	(9.0%)

Net income	$683.2	$739.1	(7.6%)

Net income per diluted share	$1.90	$1.84	3.3%

Diluted shares	360.4	402.2	(10.4%)
Benefit expense as a percentage of premiums	85.1%	83.8%	130	bp
Selling, general and administrative expense as a percentage of total operating revenue	14.0%	14.4%	(40	) bp
Income before income tax expense as a percentage of total revenues	6.8%	7.8%	(100	) bp

WellPoint, Inc.

Consolidated Statements of Income

(Unaudited)

	Nine Months Ended
	September 30

(In millions, except per share data)	2011	2010	Change
Revenues
Premiums	$41,779.3	$40,533.7	3.1%
Administrative fees	2,882.8	2,787.7	3.4%
Other revenue	27.6	28.8	(4.2%)

Total operating revenue	44,689.7	43,350.2	3.1%

Net investment income	543.5	608.8	(10.7%)
Net realized gains on investments	193.5	146.5	32.1%

Other-than-temporary impairment losses on investments:
Total other-than-temporary impairment losses on investments	(44.7)	(53.2)	16.0%
Portion of other-than-temporary impairment losses recognized in other comprehensive income	11.0	24.2	(54.5%)

Net other-than-temporary impairment losses recognized in income	(33.7)	(29.0)	(16.2%)

Total revenues	45,393.0	44,076.5	3.0%

Expenses
Benefit expense	35,212.9	33,573.8	4.9%
Selling, general and administrative expense
Selling expense	1,205.6	1,206.2	0.0%
General and administrative expense	5,001.6	5,185.8	(3.6%)

Total selling, general and administrative expense	6,207.2	6,392.0	(2.9%)
Interest expense	317.7	305.9	3.9%
Amortization of other intangible assets	175.5	182.0	(3.6%)
Impairment of other intangible assets	—	21.1	(100.0%)

Total expenses	41,913.3	40,474.8	3.6%

Income before income taxes	3,479.7	3,601.7	(3.4%)
Income tax expense	1,168.3	1,263.4	(7.5%)

Net income	$2,311.4	$2,338.3	(1.2%)

Net income per diluted share	$6.24	$5.52	13.0%

Diluted shares	370.3	423.4	(12.5%)
Benefit expense as a percentage of premiums	84.3%	82.8%	150	bp
Selling, general and administrative expense as a percentage of total operating revenue	13.9%	14.7%	(80	)bp
Income before income tax expense as a percentage of total revenues	7.7%	8.2%	(50	)bp

WellPoint, Inc.

Consolidated Balance Sheets

	September 30, 2011	December 31, 2010
(In millions)	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$2,508.4	$1,788.8
Investments available-for-sale, at fair value:
Fixed maturity securities	16,479.4	16,069.5
Equity securities	1,164.8	1,236.2
Other invested assets, current	15.8	21.1
Accrued investment income	178.0	177.4
Premium and self-funded receivables	3,309.8	3,041.6
Other receivables	991.6	878.6
Income taxes receivable	75.4	32.3
Securities lending collateral	771.9	900.3
Deferred tax assets, net	456.7	460.9
Other current assets	1,600.5	1,534.1

Total current assets	27,552.3	26,140.8

Long-term investments available-for-sale, at fair value:
Fixed maturity securities	267.1	221.8
Equity securities	29.1	33.4
Other invested assets, long-term	1,004.3	865.4
Property and equipment, net	1,316.9	1,155.5
Goodwill	13,846.9	13,264.9
Other intangible assets	7,994.2	7,996.8
Other noncurrent assets	539.1	488.3

Total assets	$52,549.9	$50,166.9

Liabilities and shareholders’ equity
Liabilities
Current liabilities:
Policy liabilities:
Medical claims payable	$5,459.7	$4,852.4
Reserves for future policy benefits	58.6	56.4
Other policyholder liabilities	2,000.5	1,909.1

Total policy liabilities	7,518.8	6,817.9
Unearned income	1,638.6	891.4
Accounts payable and accrued expenses	2,814.8	2,942.2
Security trades pending payable	84.5	33.3
Securities lending payable	773.1	901.5
Short-term borrowings	100.0	100.0
Current portion of long-term debt	1,274.1	705.9
Other current liabilities	1,582.4	1,617.3

Total current liabilities	15,786.3	14,009.5

Long-term debt, less current portion	8,622.3	8,147.8
Reserves for future policy benefits, noncurrent	703.4	646.7
Deferred tax liability, net	2,754.7	2,586.9
Other noncurrent liabilities	965.1	963.4

Total liabilities	28,831.8	26,354.3

Shareholders’ equity
Common stock	3.5	3.8
Additional paid-in capital	12,009.6	12,862.6
Retained earnings	11,572.8	10,721.6
Accumulated other comprehensive income	132.2	224.6

Total shareholders’ equity	23,718.1	23,812.6

Total liabilities and shareholders’ equity	$52,549.9	$50,166.9

WellPoint, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

	Nine Months Ended September 30
(In millions)	2011	2010
Operating activities
Net income	$2,311.4	$2,338.3
Adjustments to reconcile net income to net cash provided by operating activities:
Net realized gains on investments	(193.5)	(146.5)
Net other-than-temporary impairment losses recognized in income	33.7	29.0
Loss on disposal of assets	2.5	1.3
Deferred income taxes	151.3	111.0
Amortization, net of accretion	386.3	364.3
Depreciation expense	71.1	78.2
Impairment of other intangible assets	—	21.1
Share-based compensation	98.1	96.6
Excess tax benefits from share-based compensation	(38.4)	(25.1)
Changes in operating assets and liabilities, net of effect of business combinations:
Receivables, net	(357.2)	(22.8)
Other invested assets	(8.6)	8.9
Other assets	(107.1)	(89.9)
Policy liabilities	647.9	(422.3)
Unearned income	747.2	(60.6)
Accounts payable and accrued expenses	(412.2)	(152.4)
Other liabilities	(5.1)	(116.6)
Income taxes	14.1	(1,143.9)
Other, net	(25.0)	(38.9)

Net cash provided by operating activities	3,316.5	829.7

Investing activities
Purchases of fixed maturity securities	(10,017.2)	(8,212.6)
Proceeds from sales and maturities of fixed maturity securities	9,748.4	7,997.3
Purchases of equity securities	(219.0)	(191.9)
Proceeds from sales of equity securities	122.1	157.1
Purchases of other invested assets	(139.9)	(67.9)
Proceeds from sales of other invested assets	19.3	25.4
Changes in securities lending collateral	128.2	(498.3)
Purchases of subsidiaries, net of cash acquired	(602.3)	(0.2)
Purchases of property and equipment	(334.4)	(333.6)
Proceeds from sales of property and equipment	1.3	6.0
Other, net	(29.7)	(50.2)

Net cash used in investing activities	(1,323.2)	(1,168.9)

Financing activities
Net proceeds from (repayment of) commercial paper borrowings	658.6	(109.5)
Net proceeds from short-term borrowings	—	100.0
Proceeds from long-term borrowings	1,097.4	1,088.5
Repayment of long-term borrowings	(703.8)	(480.0)
Changes in securities lending payable	(128.4)	498.3
Changes in bank overdrafts	159.7	(123.0)
Repurchase and retirement of common stock	(2,354.2)	(3,345.1)
Cash dividends	(272.1)	—
Proceeds from issuance of common stock under employee stock plans	229.2	116.2
Excess tax benefits from share-based compensation	38.4	25.1

Net cash used in financing activities	(1,275.2)	(2,229.5)

Effects of foreign currency exchange rate changes on cash and cash equivalents	1.5	(1.2)

Change in cash and cash equivalents	719.6	(2,569.9)
Cash and cash equivalents at beginning of period	1,788.8	4,816.1

Cash and cash equivalents at end of period	$2,508.4	$2,246.2

WellPoint, Inc.

Reconciliation of Medical Claims Payable

	Nine Months Ended September 30		Years Ended December 31
	2011	2010	2010	2009	2008
(In millions)	(Unaudited)
Gross medical claims payable, beginning of period	$4,852.4	$5,450.5	$5,450.5	$6,184.7	$5,788.0
Ceded medical claims payable, beginning of period	(32.9)	(29.9)	(29.9)	(60.3)	(60.7)

Net medical claims payable, beginning of period	4,819.5	5,420.6	5,420.6	6,124.4	5,727.3

Business combinations and purchase adjustments	100.9	—	—	2.8	—

Net incurred medical claims:
Current year	35,021.5	33,834.5	45,077.1	47,315.1	47,940.9
Prior years (redundancies) [1]	(206.3)	(704.8)	(718.0)	(807.2)	(263.2)

Total net incurred medical claims	34,815.2	33,129.7	44,359.1	46,507.9	47,677.7

Net payments attributable to:
Current year medical claims	29,881.6	29,137.6	40,387.8	42,056.9	42,020.7
Prior years medical claims	4,417.8	4,486.9	4,572.4	5,157.6	5,259.9

Total net payments	34,299.4	33,624.5	44,960.2	47,214.5	47,280.6

Net medical claims payable, end of period	5,436.2	4,925.8	4,819.5	5,420.6	6,124.4
Ceded medical claims, end of period	23.5	30.5	32.9	29.9	60.3

Gross medical claims payable, end of period	$5,459.7	$4,956.3	$4,852.4	$5,450.5	$6,184.7

Current year medical claims paid as a percent of current year net incurred medical claims	85.3%	86.1%	89.6%	88.9%	87.7%

Prior year redundancies in the current period as a percent of prior year net medical claims payables less prior year redundancies in the current period	4.5%	14.9%	15.3%	15.2%	4.8%

Prior year redundancies in the current period as a percent of prior year net incurred medical claims	0.5%	1.5%	1.5%	1.7%	0.6%

[1]	Negative amounts reported for net incurred medical claims related to prior years result from claims being settled for amounts less than originally estimated.

WellPoint, Inc.

GAAP Reconciliation

(Unaudited)

WellPoint, Inc. has referenced “Adjusted Net Income” and “Adjusted Net Income Per Share,” non-GAAP financial measures, in this document. These non-GAAP financial measures are not intended to be alternatives to any measure calculated in accordance with GAAP. Rather, these non-GAAP financial measures are intended to aid investors when comparing WellPoint, Inc.’s financial results among periods. A reconciliation of these measures to the most directly comparable measures calculated in accordance with GAAP is presented below.

	Three Months Ended
(In millions, except per share data)	September 30, 2011	September 30, 2010	Change
Net income	$683.2	$739.1	(7.6%)
Subtract (net of tax):
Net investment gains, net of $25.2 and $20.5 of tax expense, respectively	(46.8)	(37.9)

Net adjustment items	(46.8)	(37.9)

Adjusted net income	$636.4	$701.2	(9.2%)

Diluted shares	360.4	402.2	(10.4%)
Net income per diluted share	$1.90	$1.84	3.3%
Adjusted net income per diluted share	$1.77	$1.74	1.7%

	Nine Months Ended
	September 30, 2011	September 30, 2010	Change
Net income	$2,311.4	$2,338.3	(1.2%)
Add (net of tax):
Impairment of other intangible assets, net of $7.4 tax benefit	—	13.7
Subtract (net of tax):
Net investment gains, net of $55.9 and $41.4 of tax expense, respectively	(103.9)	(76.1)

Net adjustment items	(103.9)	(62.4)

Adjusted net income	$2,207.5	$2,275.9	(3.0%)

Diluted shares	370.3	423.4	(12.5%)
Net income per diluted share	$6.24	$5.52	13.0%
Adjusted net income per diluted share	$5.96	$5.38	10.8%

WellPoint, Inc.

GAAP Reconciliation

(Unaudited)

WellPoint, Inc. has referenced “Adjusted Operating Cash Flow” a non-GAAP measure, in this document. This non-GAAP measure is not intended to be an alternative to any measure calculated in accordance with GAAP. Rather, this non-GAAP measure is intended to aid investors when comparing WellPoint, Inc.’s financial results among periods. A reconciliation of this measure to the most directly comparable measure calculated in accordance with GAAP is presented below.

	Three Months Ended
(In millions)	September 30, 2011	September 30, 2010
Operating cash flow	$1,429.8	$896.5
Subtract:
October 2011 CMS payment	(596.5)	—

Net adjustment items	(596.5)	—

Adjusted operating cash flow	$833.3	$896.5

	Nine Months Ended
	September 30, 2011	September 30, 2010
Operating cash flow	$3,316.5	$829.7
Add / (Subtract):
October 2011 CMS payment	(596.5)	—
Tax payments related to the 2009 sale of NextRx	—	1,208.0

Net adjustment items	(596.5)	1,208.0

Adjusted operating cash flow	$2,720.0	$2,037.7

WellPoint, Inc.

Reclassified Consolidated Statement of Income

(Unaudited)

WellPoint, Inc. has reclassified certain costs related to its BlueCard program among line items in its 2010 income statement, in order to be comparable with the 2011 financial statement presentation. While this reclassification impacted previously reported administrative fee revenue, benefit expense and SG&A expense, there was no impact on reported net income. The schedule below is provided for reference purposes.

	Three Months Ended September 30, 2010
(In millions, except per share data)	Originally Reported	Reclassifications		As Reclassified
Revenues
Premiums	$13,366.7	—		$13,366.7
Administrative fees	963.1	(25.9)		937.2
Other revenue	4.6	—		4.6

Total operating revenue	14,334.4	(25.9)		14,308.5

Net investment income	205.4	—		205.4
Net realized gains on investments	61.6	—		61.6

Other-than-temporary impairment losses on investments:
Total other-than-temporary impairment losses on investments	(10.4)	—		(10.4)
Portion of other-than-temporary impairment losses recognized in other comprehensive income	7.2	—		7.2

Other-than-temporary impairment losses recognized in income	(3.2)	—		(3.2)

Total revenues	14,598.2	(25.9)		14,572.3

Expenses
Benefit expense	11,204.7	0.9		11,205.6
Selling, general and administrative expense
Selling expense	400.7	—		400.7
General and administrative expense	1,689.3	(26.8)		1,662.5
Total selling, general and administrative expense	2,090.0	(26.8)		2,063.2
Interest expense	106.3	—		106.3
Amortization of other intangible assets	60.4	—		60.4

Total expenses	13,461.4	(25.9)		13,435.5

Income before income taxes	1,136.8	—		1,136.8

Income tax expense	397.7	—		397.7

Net income	$739.1	—		$739.1

Net income per diluted share	$1.84	—		$1.84

Diluted shares	402.2	—		402.2

Benefit expense as a percentage of premiums	83.8%	—		83.8%
Selling, general and administrative expense as a percentage of total operating revenue	14.6%	(20	) bp	14.4%
Income before income tax expense as a percentage of total revenues	7.8%	—		7.8%

WellPoint, Inc.

Reclassified Consolidated Statement of Income

(Unaudited)

WellPoint, Inc. has reclassified certain costs related to its BlueCard program among line items in its 2010 income statement, in order to be comparable with the 2011 financial statement presentation. While this reclassification impacted previously reported administrative fee revenue, benefit expense and SG&A expense, there was no impact on reported net income. The schedule below is provided for reference purposes.

	Nine Months Ended September 30, 2010
(In millions, except per share data)	Originally Reported	Reclassifications		As Reclassified
Revenues
Premiums	$40,533.7	—		$40,533.7
Administrative fees	2,865.1	(77.4)		2,787.7
Other revenue	28.8	—		28.8

Total operating revenue	43,427.6	(77.4)		43,350.2

Net investment income	608.8	—		608.8
Net realized gains on investments	146.5	—		146.5

Other-than-temporary impairment losses on investments:
Total other-than-temporary impairment losses on investments	(53.2)	—		(53.2)
Portion of other-than-temporary impairment losses recognized in other comprehensive income	24.2	—		24.2

Other-than-temporary impairment losses recognized in income	(29.0)	—		(29.0)

Total revenues	44,153.9	(77.4)		44,076.5

Expenses
Benefit expense	33,571.1	2.7		33,573.8
Selling, general and administrative expense
Selling expense	1,206.2	—		1,206.2
General and administrative expense	5,265.9	(80.1)		5,185.8

Total selling, general and administrative expense	6,472.1	(80.1)		6,392.0
Interest expense	305.9	—		305.9
Amortization of other intangible assets	182.0	—		182.0
Impairment of other intangible assets	21.1	—		21.1

Total expenses	40,552.2	(77.4)		40,474.8
Income before income taxes	3,601.7	—		3,601.7
Income tax expense	1,263.4	—		1,263.4

Net income	$2,338.3	—		$2,338.3

Net income per diluted share	$5.52	—		$5.52

Diluted shares	423.4	—		423.4

Benefit expense as a percentage of premiums	82.8%	—		82.8%
Selling, general and administrative expense as a percentage of total operating revenue	14.9%	(20	)bp	14.7%
Income before income tax expense as a percentage of total revenues	8.2%	—		8.2%

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES

LITIGATION REFORM ACT OF 1995

WellPoint and its representatives may from time to time make written and oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”), including statements in this press release, in presentations, in filings with the Securities and Exchange Commission, or SEC, in reports to shareholders and in meetings with analysts and investors. The projections referenced in this press release are forward-looking and they are intended to be covered by the safe harbor for “forward-looking statements” provided by PSLRA. Words such as “expect(s)”, “feel(s)”, “believe(s)”, “will”, “may”, “anticipate(s)”, “intend”, “estimate”, “project” and similar expressions are intended to identify forward-looking statements, which generally are not historical in nature. These statements include, but are not limited to, financial projections and estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to future operations, products and services; and statements regarding future performance. Such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include: those discussed and identified in our public filings with the SEC; increased government participation in, or regulation or taxation of health benefits and managed care operations, including, but not limited to, the impact of the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010; trends in health care costs and utilization rates; our ability to secure sufficient premium rates including regulatory approval for and implementation of such rates; our ability to contract with providers consistent with past practice; competitor pricing below market trends of increasing costs; reduced enrollment, as well as a negative change in our health care product mix; risks and uncertainties regarding Medicare and Medicaid programs, including those related to non-compliance with the complex regulations imposed thereon and funding risks with respect to revenue received from participation therein; a downgrade in our financial strength ratings; litigation and investigations targeted at health benefits companies and our ability to resolve litigation and investigations within estimates; medical malpractice or professional liability claims or other risks related to health care services provided by our subsidiaries; our ability to repurchase shares of our common stock and pay dividends on our common stock due to the adequacy of our cash flow and earnings and other considerations; non-compliance by any party with the Express Scripts, Inc. pharmacy benefit management services agreement, which could result in financial penalties, our inability to meet customer demands, and sanctions imposed by government entities, including CMS; events that result in negative publicity for us or the health benefits industry; failure to effectively maintain and modernize our information systems and e-business organization and to maintain good relationships with third party vendors for information system resources; events that may negatively affect our license with the Blue Cross and Blue Shield Association; possible impairment of the value of our intangible assets if future results do not adequately support goodwill and other intangible assets; intense competition to attract and retain employees; unauthorized disclosure of member sensitive or confidential information; changes in the economic and market conditions, as well as regulations that may negatively affect our investment portfolios and liquidity; possible restrictions in the payment of dividends by our subsidiaries and increases in required minimum levels of capital and the potential negative effect from our substantial amount of outstanding indebtedness; general risks associated with mergers and acquisitions; various laws and our governing documents may prevent or discourage takeovers and business combinations; future public health epidemics and catastrophes; and general economic downturns. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. Except to the extent otherwise required by federal securities law, we do not undertake any obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Readers are also urged to carefully review and consider the various disclosures in our SEC reports.